Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Richard P. Cleys
VP and CFO
ScanSource, Inc.
(864) 286-4358

SCANSOURCE REPORTS SECOND QUARTER RESULTS

Quarterly revenues grew 15% over prior year

GREENVILLE, SC — January 28, 2010—ScanSource, Inc. (NASDAQ:SCSC), a leading international distributor of AIDC (automatic identification and data capture), point of sale, communications, and physical security products for the reseller market, today announced complete financial results for its second quarter ended December 31, 2009.

Quarter ended December 31, 2009:

Net sales	$548 million
Net income	$11.8 million
Diluted EPS	$0.44 per share

“We are very pleased with our sales results for the December quarter” said Mike Baur, CEO, ScanSource, Inc. “The quarter’s highlights included record sales results in our International business and ScanSource Security and a return to strong revenue growth across all product categories. The results for the quarter also include one month’s business from our newly acquired communications unit in Germany, formerly known as Algol Europe.”

For the quarter ended December 31, 2009, net sales increased 14.9% to $548 million compared to $477 million for the quarter ended December 31, 2008. Quarterly operating income decreased by 1.4% to $18.1 million from $18.4 million in the quarter ended December 31, 2008. Operating margin

ScanSource Reports Second Quarter Results

decreased to 3.31% when compared to 3.86% in the quarter ended December 31, 2008. The decrease in operating income margin is largely attributable to higher bad debt expense recognized during the current quarter. The increase in expense is reflected in our allowance for doubtful accounts and is in response to a specific customer account exposure. Net income decreased 12.6% to $11.8 million for the quarter ended December 31, 2009 versus $13.5 million for the quarter ended December 31, 2008. It should be noted that the quarter ended December 31, 2008 includes a $3.5 million recovery ($2.2 million after tax, or $0.08 per diluted share) related to the settlement of a legal claim against a former service provider. This settlement was recorded in Other Income in the accompanying condensed income statement. The effective tax rate for the quarter was 35.7%, compared to 34.8% for the quarter ended December 31, 2008. Diluted earnings per share decreased 13.7% to $0.44 in the current quarter compared to $0.51 in the prior year.

Outlook for Next Quarter

The Company announced its net revenue outlook for the third quarter of fiscal 2010. ScanSource expects net revenues for the March 2010 quarter could range from $535 million to $555 million.

Safe Harbor Statement

This press release contains “forward looking” statements that involve risks and uncertainties; these statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Any number of important factors could cause actual results to differ materially from anticipated results, including, but not limited to macroeconomic circumstances that could impact our business, such as currency fluctuations, continued adverse capital and credit market conditions and a prolonged economic downturn. For more information concerning factors that could cause actual results to differ from anticipated results, see the Company’s annual report on Form 10-K for the year ended June 30, 2009 filed with the Securities and Exchange Commission.

ScanSource Reports Second Quarter Results

About ScanSource, Inc.

ScanSource, Inc. (NASDAQ: SCSC) is a leading international distributor of specialty technology products for resellers in North America, Latin America and Europe. ScanSource POS & Barcoding delivers AIDC and POS solutions; Catalyst Telecom and ScanSource Communications provide voice, video and converged communications equipment; and ScanSource Security offers physical security solutions. Founded in 1992, the company ranks #854 on the Fortune 1000. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansourceinc.com.

ScanSource Reports Second Quarter Results

ScanSource, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands)

	December 31, 2009	June 30, 2009*
Assets
Current assets:
Cash and cash equivalents	$38,000	$127,664
Trade & notes receivable	359,795	291,037
Other receivables	8,239	7,676
Inventories	308,996	216,829
Prepaid expenses and other assets	11,218	10,356
Deferred income taxes	8,747	8,735

Total current assets	734,995	662,297

Property and equipment, net	20,531	21,035
Goodwill	33,737	34,087
Other assets, including identifiable intangible assets	35,615	31,212

Total assets	$824,878	$748,631

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$—	$—
Trade accounts payable	276,301	228,408
Accrued expenses and other liabilities	32,043	30,443
Income taxes payable	4,261	3,799

Total current liabilities	312,605	262,650

Deferred income taxes	—	—
Long-term debt	30,429	30,429
Borrowings under revolving credit facility	—	—
Other long-term liabilities	12,072	10,106

Total liabilities	355,106	303,185

Shareholder’s equity:
Common stock	107,327	104,461
Retained earnings	360,572	337,822
Accumulated other comprehensive income	1,873	3,163

Total shareholders’ equity	469,772	445,446

Total liabilities and shareholders’ equity	$824,878	$748,631

*	Derived from audited financial statements at June 30, 2009.

ScanSource Reports Second Quarter Results

ScanSource, Inc. and Subsidiaries

Condensed Consolidated Income Statements (Unaudited)

(in thousands, except per share information)

	Quarter ended December 31,		Six months ended December 31,
	2009	2008	2009	2008
Net sales	$548,112	$477,093	$1,036,535	$1,016,918
Cost of goods sold	491,816	424,765	928,821	909,088

Gross profit	56,296	52,328	107,714	107,830

Operating expenses:
Selling, general and administrative expenses	38,167	33,934	71,898	68,808

Operating income	18,129	18,394	35,816	39,022

Other expense (income):
Interest expense	364	623	730	1,202
Interest income	(422)	(424)	(685)	(775)
Other, net	(174)	(2,559)	(58)	(2,283)

Other expense (income)	(232)	(2,360)	(13)	(1,856)

Income before income taxes	18,361	20,754	35,829	40,878
Provision for income taxes	6,546	7,229	13,079	14,923

Net income	$11,815	$13,525	$22,750	$25,955

Per share data:
Net income per common share, basic	$0.44	$0.51	$0.86	$0.99

Weighted-average shares outstanding, basic	26,575	26,411	26,571	26,244

Net income per common share, diluted	$0.44	$0.51	$0.85	$0.98

Weighted-average shares outstanding, diluted	26,798	26,540	26,811	26,422

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